UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

LUNA INNOVATIONS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d) Appointment of My E. Chung as President and Chief Executive Officer and Member of the Board of Directors; Return of Dale E. Messick to Position as Chief Financial Officer; Scott A. Graeff Maintains Positions as Chief Commercialization Officer and Treasurer

The Board of Directors (the “Board”) of Luna Innovations Incorporated (the “Company”) has appointed My E. Chung as the Company’s President and Chief Executive Officer, effective as of the starting date of his employment, which will be April 25, 2011. On April 19, 2011, the Board also appointed Mr. Chung as a member of the Board, effective immediately.

Upon the commencement of Mr. Chung’s employment with the Company as President and Chief Executive Officer, Mr. Chung will also serve as the Company’s principal operating officer. The Company’s current Interim President and Chief Operating Officer, Dale E. Messick, will cease to serve as the Company’s principal executive officer, and the Company’s current Interim Chief Financial Officer, Scott A. Graeff, will cease to serve as the Company’s principal financial and principal accounting officer. Mr. Messick will return to his role as the Company’s Chief Financial Officer and will serve as the Company’s principal financial and principal accounting officer. Mr. Graeff will continue in his current positions as Chief Commercialization Officer and Treasurer of the Company.

There is no arrangement or understanding between Mr. Chung and any other person pursuant to which he was selected as an officer or director of the Company, and there is no family relationship between Mr. Chung and any of the Company’s other directors or executive officers. Additional information about Mr. Chung is set forth below:

My E. Chung. Mr. Chung, age 58, has served as Senior Vice President of Worldwide Sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable and wireless networks, since September 2009. In 2005, Mr. Chung was appointed as President and Chief Executive Officer of Circadiant Systems, an optical testing company, served in that role until the company’s acquisition by JDSU in November 2008, and continued as senior director of the Circadiant business unit of the combined company until September 2009. From 1998 to 2004, he served as Group President of Spirent Communications, a division of Spirent PLC, a publicly held provider of communications test equipment, and served on Spirent PLC’s board of directors as Executive Director from 2001 to 2004. Previously, he was Division President of Acterna, formerly known as Telecommunications Techniques Corporation, or TTC. Having joined TTC in 1987 as National Sales Manager, Mr. Chung later became Director of Sales and Vice President of U.S. Sales. In 1992, he became Division President with responsibility for the Network Services Division focusing on products used in the installation and maintenance of networks at customer premises. His responsibilities included product development, marketing, manufacturing and accounting. He was involved in setting TTC’s strategic direction through a number of strategic partnerships and acquisitions. Mr. Chung’s earlier career was spent at Agilent, formerly Hewlett Packard, where he spent 11 years in sales and sales management. Mr. Chung holds a BSEE degree from the New Jersey Institute of Technology.

(e) Employment Agreement with My E. Chung

In connection with his appointment as President and Chief Executive Officer, the Company has entered into an employment agreement with Mr. Chung, which agreement has an effective date of April 25, 2011. Pursuant to the employment agreement, Mr. Chung is to receive a starting bonus of $50,000 upon commencement of employment. The employment agreement has an initial term through June 30, 2012, which automatically renews for additional one-year periods unless earlier terminated by the Company or Mr. Chung.

Mr. Chung’s base salary under the employment agreement is initially $305,000 per year, subject to increase but not decrease, in the discretion of the Board. Mr. Chung is eligible to participate in the Company’s senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to his achievement of individual and corporate performance criteria to be determined by the Board or Compensation Committee and set forth in the incentive plan.

Mr. Chung is also eligible to receive options to purchase shares of the Company’s common stock under the Company’s equity incentive plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of the Board or Compensation Committee. The Company has committed to grant Mr. Chung an initial option to purchase 300,000 shares of common stock at an exercise price equal to the closing price of the common stock on the Nasdaq Capital Market on the effective date of grant, which will be the date on which Mr. Chung’s employment commences. This initial option grant will vest over five years, with 40% of the option vesting on the two-year anniversary of the date of grant and the remainder vesting in 36 equal monthly installments thereafter.

Mr. Chung is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Chung’s employment is terminated by the Company “without cause” or by Mr. Chung for “good reason” (each as defined in his employment agreement), subject to Mr. Chung’s entering into and not revoking a release in a form acceptable to the Company, Mr. Chung will be entitled to receive:

•

severance payments equal to his then applicable base salary for a period of 12 months, or a period of 18 months if the termination occurs within 12 months following a “change of control” transaction (as defined in the employment agreement);

•

if such termination occurs within 12 months following a “change of control” transaction, a discretionary bonus equal to the bonus that he would have been eligible to receive under the senior management incentive plan had he remained employed through the calendar year for which the bonus is calculated, which bonus would be prorated for the portion of the calendar year for which he was employed by the Company;

•

if he timely elects and remains eligible for continued coverage under COBRA, the health insurance premiums that the Company was paying on behalf of Mr. Chung and his covered dependents prior to the date of termination, for as long as he is receiving the severance payments under the employment agreement described above;

•	acceleration of vesting for unvested stock options equal to the number of shares that would have vested for continued employment during the 12 months following termination; and

•	a cash payment for any unvested company matching contributions in Mr. Chung’s account under the Company’s 401(k) plan.

All options held by Mr. Chung will be exercisable for a period of time following any termination of Mr. Chung’s employment as may be set forth in the Company’s equity incentive plans or in any award agreement between the Company and Mr. Chung.

In the event of Mr. Chung’s death or complete disability, as defined in his employment agreement, Mr. Chung or his estate will be entitled to receive the same benefits described above that would have otherwise been payable to Mr. Chung for a termination “without cause” or for “good reason” that is not in connection with a change of control transaction.

The foregoing description of Mr. Chung’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2011.

Item 7.01. Regulation FD Disclosure.

On April 21, 2011, the Company issued a press release announcing the appointment of Mr. Chung as the President and Chief Executive Officer and a director of the Company. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated April 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 21, 2011	LUNA INNOVATIONS INCORPORATED

		By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated April 21, 2011.